FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment (this “Amendment”), dated as of August 1, 2018 (the “Effective Date”), by and between Hostess Brands, LLC (together with Hostess Brands, Inc., the “Company”) and Andrew P. Callahan (the “Executive”) amends the Employment Agreement, dated April 12, 2018, (the “Employment Agreement”), between the Company and the Executive. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Employment Agreement.
WHEREAS, the Company and the Executive have agreed upon new contractual terms governing the Compensation Committee’s grant to the Executive of performance share units; and
WHEREAS, pursuant to Section 23 of the Employment Agreement, the Company and the Executive wish to amend the Employment Agreement to provide for these new contractual terms;
NOW, THEREFORE, in consideration of the premises, and of the agreements and other good and sufficient consideration set forth herein, the Company and the Executive hereby agree as follows:
1.Effective as of the Effective Date, Section 2(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:
“(c)    Long Term Incentive Opportunity. In order to further align the Executive with the Company’s stockholders, the Compensation Committee will grant the Executive restricted stock units (“RSUs”), non-qualified stock options (“SOs”), and performance share units (“PSUs”) related to performance during the performance periods described below, with an aggregate grant date value (based on the closing price of a share of Company common stock on the Employment Date) of $2,700,000, subject to the terms and conditions of the Hostess Brands, Inc. 2016 Equity Incentive Plan (the “Equity Incentive Plan”) within ninety (90) days after the Employment Date (the “Sign-On Equity”). The Sign-On Equity shall vest as follows: (i) RSUs: in equal or nearly equal installments of one-third of the award on each of the first, second, and third anniversaries of the Employment Date, (ii) SOs: in equal or nearly equal installments of one-fourth of the award on each of the first, second, third, and fourth anniversaries of the Employment Date and (iii) PSUs: 50% of which shall be subject to vesting on May 7, 2020 based upon the Company’s achievement of the applicable performance goal during the two-year performance period beginning on May 7, 2018 and ending on May 7, 2020, and 50% of which shall be subject to vesting on May 7, 2021 based upon the Company’s achievement of the applicable performance goal during the three-year performance period beginning on May 7, 2018 and ending on May 7, 2021 (each, the “PSU Vesting Date”), subject, in each case, to the Compensation Committee’s certification following the applicable performance period of the extent to which the performance goal has been satisfied, and subject further to the Executive’s continued employment with the Company through the applicable PSU Vesting Date. The parties agree that in the event of any termination of Executive’s employment except by the Company for Cause or a voluntary resignation by the Executive without Good Reason, the PSUs will become vested based on achievement of the applicable performance goal through the termination date, and pro-rated for the Executive’s period of employment, as further described in the applicable award agreement. The Company and the Executive shall enter into award agreements for each long term incentive award on terms substantially similar to the Company’s form award agreements, as revised to reflect the terms set forth herein. The Executive shall be eligible to receive long-term incentive awards in respect of each fiscal year after 2018 during the Term under the Equity Incentive Plan in an amount and on terms established by the Compensation Committee, with the target award/grant for fiscal years after 2018 expected to be no less in value than the Sign-On Equity absent material share price declines or performance shortcomings of the Executive. The Executive’s Sign–On Equity and subsequent equity grants and related grant agreements shall incorporate the definitions of Cause and Good Reason provided in this Agreement, and shall provide for full acceleration of vesting of equity in connection with a Change in Control Termination as that term is defined in the HB Key Executive Severance Benefit Plan, as in effect at the time of the Executive’s termination of employment with the Company (the “Severance Plan”).”
2.    The Employment Agreement, as amended by this Amendment, constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to the subject matter of this Amendment are superseded by this Amendment.
3.    Except as expressly amended hereby, all terms, conditions and provisions of the Employment Agreement, as amended, shall remain in full force and effect. This Amendment shall form a part of the Employment Agreement for all purposes.
4.    This Amendment may be executed in counterparts and by facsimile or other electronic means, including by portable document format (PDF), each of which shall be deemed to have the same legal effect as an original and together shall constitute one and the instrument.
5.    Each party represents and warrants that it has the full power and authority to enter into this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

COMPANY

By:	/s/ Michael J. Cramer
Name:	Michael J. Cramer
Title:	EVP, Chief Administrative Officer
Date:	August 1, 2018

EXECUTIVE

By:	/s/ Andrew P. Callahan
Name:	Andrew P. Callahan
Date:	August 1, 2018

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